Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

Page
WildHorse Resource Development Corporation
Unaudited Pro Forma Condensed Consolidated Financial Statements
Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2017	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2017	F-4
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-5

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

WildHorse Resource Development Corporation is a publicly traded Delaware corporation, the common shares of which are listed on the New York Stock Exchange (“NYSE”) under the symbol “WRD.” Unless the context requires otherwise, references to “we,” “us,” “our,” “WRD,” or “the Company” are intended to mean the business and operations of WildHorse Resource Development Corporation and its consolidated subsidiaries. We are an independent oil and natural gas company focused on the acquisition, exploitation, development and production of oil, natural gas and NGL resources.

On March 29, 2018, the Company, through its wholly owned subsidiary, WildHorse Resources II, LLC, a Delaware limited liability company, completed the previously disclosed sale of certain producing and non-producing oil and natural gas properties (including the Oakfield gathering system) in Harrison, Milam, Panola, Robertson, and San Augustine Counties, Texas and Bienville, Bossier, Cado, Claiborne, De Soto, Jackson, Lincoln, Ouachita, Red River, Sabine, and Webster Parishes, Louisiana to Tanos Energy Holdings III, LLC for a total net sales price of approximately $206.4 million (the “NLA Divestiture”), including $21.7 million previously received as a deposit and customary preliminary purchase price adjustments of $10.6 million primarily related to the net cash flows from the effective date to the closing date. The Company used the net proceeds to repay borrowings outstanding under its revolving credit facility. This disposition does not qualify as a discontinued operation.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2017 gives effect to the NLA Divestiture and the use of the net proceeds to repay borrowings outstanding under our revolving credit facility as if they both occurred on December 31, 2017. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 gives effect to the NLA Divestiture and the use of the net proceeds to repay borrowings outstanding under our revolving credit facility as if they both occurred on January 1, 2017.

The unaudited pro forma condensed consolidated financial statements do not purport to represent what the Company’s financial position or results of operations would have been had the NLA Divestiture and the repayment of borrowings outstanding under its revolving credit facility actually occurred on the dates indicated above, nor are they indicative of future financial position or results of operations.

The pro forma data presented reflects events directly attributable to the above described transactions and certain assumptions that the Company believes are reasonable. The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the pro forma assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements and related notes are presented for illustrative purposes only and should be read in conjunction with the notes thereto and with the audited financial statements and related notes of the Company.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2017

(in thousands)

	WRD Historical	Pro Forma Adjustments			WRD Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$226	$206,406	a	)	$226
		(206,406)	b	)
Accounts receivable, net	84,103	—			84,103
Short-term derivative instruments	2,336	(2,336)	c	)	—
Prepaid expenses and other current assets	3,290	—			3,290

Total current assets	89,955	(2,336)			87,619
Property and equipment:
Oil and gas properties	2,999,728	(516,459)	d	)	2,483,269
Other property and equipment	53,003	(30,360)	d	)	22,643
Accumulated depreciation, depletion and amortization	(368,245)	125,867	d	)	(242,378)

Total property and equipment, net	2,684,486	(420,952)			2,263,534
Other noncurrent assets:
Long-term derivative instruments	86	(86)	c	)	—
Debt issuance costs	3,573	—			3,573

Total assets	$2,778,100	$(423,374)			$2,354,726

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53,005	$(3,896)	e	)	$49,109
Accrued liabilities	199,952	3,550	i	)	203,502
Short-term derivative instruments	58,074	—			58,074

Total current liabilities	311,031	(346)			310,685
Noncurrent liabilities:
Long-term debt	770,596	(206,406)	b	)	564,190
Asset retirement obligations	14,467	(6,845)	f	)	7,622
Deferred tax liabilities	71,470	(23,113)	g	)	48,357
Long-term derivative instruments	18,676	(115)	c	)	18,561
Other noncurrent liabilities	1,085	—			1,085

Total noncurrent liabilities	876,294	(236,479)			639,815

Total liabilities	1,187,325	(236,825)			950,500
Commitments and contingencies
Series A perpetual convertible preferred stock, $0.01 par value: 50,000,000 shares authorized; 435,000 shares issued and outstanding at December 31, 2017	445,483	—			445,483
Stockholders’ equity:
Common stock, $0.01 par value 500,000,000 shares authorized; 101,137,277 shares issued and outstanding at December 31, 2017.	1,012	—			1,012
Additional paid-in capital	1,118,507	—			1,118,507
Accumulated earnings (deficit)	25,773	(182,999)	h	)	(160,776)
		(3,550)	i	)

Total stockholders’ equity	1,145,292	(186,549)			958,743

Total liabilities and equity	$2,778,100	$(423,374)			$2,354,726

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(in thousands)

	WRD Historical	Pro Forma Adjustments			WRD Pro Forma
Revenues and other income:
Oil sales	$342,868	$(3,127)	j	)	$339,741
Natural gas sales	59,924	(44,944)	j	)	14,980
NGL sales	22,964	(1,037)	j	)	21,927
Other income	1,431	(1,345)	j	)	86

Total operating revenues and other income	427,187	(50,453)			376,734

Operating expenses:
Lease operating expenses	39,770	(7,481)	j	)	32,289
Gathering, processing and transportation	11,897	(4,882)	j	)	7,015
Taxes other than income tax	24,158	(3,129)	j	)	21,029
Depreciation, depletion and amortization	168,250	(31,301)	j	)	136,949
General and administrative	40,663	1,425	j	)	42,088
Exploration expense	36,911	(7,714)	j	)	29,197
Other operating (income) expense	73	(73)	j	)	—

Total operating expense	321,722	(53,155)			268,567

Income (loss) from operations	105,465	2,702			108,167
Other income (expense):
Interest expense, net	(31,934)	7,431	k	)	(24,503)
Debt extinguishment costs	11	—			11
Gain (loss) on derivative instruments	(55,483)	(4,315)	j	)	(59,798)
North Louisiana settlement	(7,000)	—			(7,000)
Other income (expense)	(3)	75	j	)	72

Total other income (expense)	(94,409)	3,191			(91,218)
Income (loss) before income taxes	11,056	5,893			16,949
Income tax benefit (expense)	38,824	(13,266)	l	)	25,558

Net income (loss) available to WildHorse Resources	49,880	(7,373)			42,507
Preferred stock dividends	13,146	—			13,146
Undistributed earnings allocated to participating securities	5,612	(1,126)	m	)	4,486

Net income (loss) available to common shareholders	$31,122	$(6,247)			$24,875

Earnings per common share:
Basic	$0.32	$(0.06)			$0.26

Diluted	$0.32	$(0.06)			$0.26

Weighted-average common shares outstanding:
Basic	96,324	96,324			96,324

Diluted	96,324	96,324			96,324

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

On March 29, 2018, the Company, through its wholly owned subsidiary, WildHorse Resources II, LLC, a Delaware limited liability company, completed the previously disclosed sale of certain producing and non-producing oil and natural gas properties (including the Oakfield gathering system) in Harrison, Milam, Panola, Robertson, and San Augustine Counties, Texas and Bienville, Bossier, Cado, Claiborne, De Soto, Jackson, Lincoln, Ouachita, Red River, Sabine, and Webster Parishes, Louisiana to Tanos Energy Holdings III, LLC for a total net sales price of approximately $206.4 million, including $21.7 million previously received as a deposit and customary preliminary purchase price adjustments of $10.6 million primarily related to the net cash flows from the effective date to the closing date. The Company used the net proceeds to repay borrowings outstanding under its revolving credit facility. This disposition does not qualify as a discontinued operation.

The unaudited pro forma condensed consolidated financial information has been derived from the Company’s historical consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2017 gives effect to the NLA Divestiture and the use of the net proceeds to repay borrowings outstanding under our revolving credit facility as if they both occurred on December 31, 2017. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 gives effect to the NLA Divestiture and the use of the net proceeds to repay borrowings outstanding under our revolving credit facility as if they both occurred on January 1, 2017.

The unaudited pro forma condensed consolidated financial statements do not purport to represent what the Company’s financial position or results of operations would have been had the NLA Divestiture and the repayment of borrowings outstanding under its revolving credit facility actually occurred on the dates indicated above, nor are they indicative of future financial position or results of operations.

The unaudited pro forma condensed consolidated financial statements reflect pro forma adjustments that are described in Note 2 below and are based on available and certain assumptions that the Company believes are reasonable. However, actual results may differ from those reflected in these statements. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. These unaudited pro forma condensed consolidated statements do not purport to represent what the financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of our future financial position or results of operations. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our audited historical financial statements and the related notes.

Note 2. Pro Forma Adjustments and Assumptions

The following pro forma adjustments have been applied to the Company’s historical consolidated financial statements to depict the Company’s consolidated balance sheet as if the NLA Divestiture had occurred on December 31, 2017 and the consolidated statement of operations as if the NLA Divestiture had occurred on January 1, 2017. The pro forma adjustments were based on then-available information and assumptions that management believed to be appropriate in the circumstances.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following adjustments were made in the preparation of the unaudited pro forma condensed consolidated balance sheet at December 31, 2017:

a.	Pro forma adjustment to reflect the closing of the NLA Divestiture, including the receipt of $206.4 million in net proceeds, subject to customary post-closing adjustments.

b.	Pro forma adjustment to reflect the use of the $206.4 million in net proceeds to repay borrowings under the Company’s revolving credit facility.

c.	Pro forma adjustments to record reflect the elimination of natural gas commodity derivative instruments that were associated with the NLA Divestiture and novated to the purchaser.

d.	Pro forma adjustment to eliminate the oil and gas properties, other property and equipment, and accumulated depreciation, depletion and amortization associated with the NLA Divestiture.

e.	Pro forma adjustment to eliminate the revenue suspense associated with the NLA Divestiture.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

f.	Pro forma adjustment to reflect the elimination of asset retirement obligations associated with the NLA Divestiture.

g.	Pro forma adjustment to reflect the removal of the deferred tax liability associated with the NLA Divestiture using a combined tax rate of 27.3% for both federal taxes and state taxes. The tax rate reflects the impact of Public Law No. 115-97, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), which was enacted in December 2017.

h.	Pro forma adjustment to reflect the net loss of approximately $183.0 million arising from the NLA Divestiture as of December 31, 2017. The net loss was not included in the pro forma condensed consolidated statement of operations for the year ended December 31, 2017 as this nonrecurring item is not expected to have a continuing impact.

i.	Pro forma adjustment to reflect estimated professional fees and closing costs related to the NLA Divestiture.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following adjustments were made in the preparation of the unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2017:

j.

Pro forma adjustment to reflect the removal of operating revenues and other income, operating expenses (including $1.4 million of Council for Petroleum Accountants Societies overhead for drilling and producing wells) and gain on derivative instruments related to the NLA Divestiture.

k.

Pro forma adjustment to reflect the elimination of interest expense on $206.4 million of borrowings under our revolving credit facility repaid with the NLA Divesture net proceeds. For the year ended December 31, 2017, pro forma interest expense was based on a weighted-average interest rate of 3.60%. The table below represents the effects of a one-eighth percentage point change in the interest rate on the pro forma interest associated with these repaid borrowings (dollars in thousands):

	Interest Rate	Year Ended December 31, 2017

Weighted-average interest rate	3.600%	$7,431

Weighted-average interest rate - increase 0.125%	3.725%	$7,689

Weighted-average interest rate - decrease 0.125%	3.475%	$7,173

l.	Pro forma adjustment to reflect a $10.9 million deferred tax benefit resulting from the Tax Act and $2.4 million tax benefit associated with the pro forma pre-tax loss.

m.	Pro forma adjustment to reflect a reduction in undistributed earnings allocated to participating securities.